Exhibit 99.1

News

FOR IMMEDIATE RELEASE	Contact:	Cathy Maloney, VP, Investor Relations 508-651-6650 cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS OCTOBER SALES RESULTS

NATICK, MA – November 5, 2009— BJ’s Wholesale Club, Inc. (BJ: NYSE) today reported that sales for October 2009 increased by 3.5% to $764.7 million from $738.9 million in October 2008. On a comparable club basis, sales for October 2009 decreased by 1.1%, including a negative impact from sales of gasoline worth 4.8%. Excluding the negative impact from lower gasoline prices and volumes versus last year, merchandise comparable club sales increased by 3.7%. In 2008, comparable club sales for the month of October increased by 10.2%, including a contribution from gasoline sales of 3.6%.

For the third quarter ended October 31, 2009, total sales increased by 2.0% to $2.45 billion from $2.40 billion, and comparable club sales decreased by 2.5%, including a negative impact from sales of gasoline of 6.4%. For the third quarter ended November 1, 2008, comparable club sales increased by 11.9%, including a contribution from sales of gasoline of 5.3%.

For the first nine months of fiscal 2009, total sales decreased by 1.2% to $7.2 billion from $7.3 billion, and comparable club sales decreased by 4.1%, including a negative impact from sales of gasoline of 8.8%. For the first nine months of fiscal 2008, comparable club sales increased by 12.3%, including a contribution from sales of gasoline of 5.8%.

	Four Weeks Ended October 31, 2009	Thirteen Weeks Ended October 31, 2009	Thirty-nine Weeks Ended October 31, 2009
Merchandise comp club sales	3.7%	3.9%	4.7%
Impact of gasoline sales	(4.8)%	(6.4)%	(8.8)%
Comparable club sales	(1.1)%	(2.5)%	(4.1)%

Sales Results for October 2009

($ in thousands)

Four Weeks Ended		% Change
October 31, 2009	November 1, 2008	Net Sales	Comp. Sales
$764,731	$738,931	3.5%	(1.1)%

Thirty-Nine Weeks Ended		% Change
October 31, 2009	November 1, 2008	Net Sales	Comp. Sales
$7,216,047	$7,300,173	(1.2)%	(4.1)%

The Company provided the following additional information regarding comparable club sales for October 2009:

•	Merchandise sales excluding gasoline increased in weeks one, two and four and decreased in week three.

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Excluding the negative impact of lower gasoline prices and volumes versus last year, comparable club sales increased in all major regions, with the highest increases in Metro New York and the Southeast.

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BJ’s Wholesale Club

November 5, 2009

•	Excluding sales of gasoline, traffic increased by approximately 4% versus last year and the average transaction amount was approximately flat to last year.

•	Sales of food increased by approximately 4% and sales of general merchandise increased by approximately 3%.

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Departments with the strongest sales increases compared to last year included candy, cereal, chemicals, cigarettes, computers, frozen, health & beauty aids, housewares, juices, paper products, pet food, produce, salty snacks, small appliances and televisions. Weaker departments versus last year included pre-recorded video, toys, trash bags and video games.

The Company currently operates 184 BJ’s Wholesale clubs and 104 gasoline stations in 15 states. BJ’s introduced the wholesale club concept to New England in 1984 and has since expanded to become a leading warehouse chain in the eastern United States. BJ’s press releases and filings with the SEC are available on the Internet at www.bjs.com.

Conference Call Information for Third Quarter Results

BJ’s plans to announce financial results for the third quarter ended October 31, 2009 on Wednesday, November 18, 2009 at 7:00 a.m. Eastern Time. At 8:30 a.m. Eastern Time, on Wednesday, November 18, 2009, BJ’s management plans to hold a conference call to discuss the third quarter financial results and its outlook for the fourth quarter of 2009. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented), visit http://www.bjsinvestor.com/events.cfm. An archive of the webcast will be available for approximately ninety days.

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